As filed with the Securities and Exchange Commission on September 14, 1999
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HOLLYWOOD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0981138 (IRS Employer Identification No.)

9275 SW Peyton Lane Wilsonville, Oregon (Address of Principal Executive Offices)	97070 (Zip Code)

Hollywood Entertainment Corporation
1997 Employee Nonqualified Stock Option Plan
(Full title of plan)

Donald J. Ekman
Senior Vice President and General Counsel
Hollywood Entertainment Corporation
9275 SW Peyton Lane
Wilsonville, OR 97070
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 570-1600

Copy to:

Robert J. Moorman
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registra- tration Fee
Common Stock	1,000,000 Shares	$13.25	$13,250,000	$3,683.50

(1)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee for the shares to be registered is based on $13.25, which was the average of the high and low prices of the Common Stock on September 9, 1999.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed by Hollywood Entertainment Corporation (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

(a)  The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933 that contains audited financial state ments for the Company's latest fiscal year for which such statements have been filed.

(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)  The description of the authorized capital stock of the Company contained in the Company's registration statement filed under section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Article IV of the Company's 1993B Restated Articles of Incorporation (the "Articles") requires indemnification of current or former directors or nominees for director ("directors") of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

(a)  The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt o termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b)  The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

(c)  Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d)  Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

Article IV of the Articles provides that the Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in writing that he or she believes in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

Article V of the Articles provides that the Company may, in the discretion of the Board of Directors, indemnify officers, employees and agents to the same extent that directors are entitled to indemnification.

The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1	1993B Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-63042, by reference to Exhibit 4 to Registrant's Registration Statement on Form S-3, Registration No. 33-96140, and by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
4.2	1999 Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4, Registration No. 333-82937).
5.1	Opinion of Stoel Rives LLP.
23.1	Consent of PricewaterhouseCoopers LLP (Portland).
23.2	Consent of PricewaterhouseCoopers LLP (San Francisco).
23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initi

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on September 13, 1999.

HOLLYWOOD ENTERTAINMENT CORPORATION

By	DONALD J. EKMAN Donald J. Ekman, Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 13th day of September, 1999.

Signature	Title
* MARK J. WATTLES Mark J. Wattles	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
DAVID G. MARTIN David G. Martin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
DONALD J. EKMAN Donald J. Ekman	Senior Vice President, General Counsel and Director
Scott A. Beck	Director
* WILLIAM P. ZEBE William P. Zebe	Director
* By	DONALD J. EKMAN Donald J. Ekman, Attorney-in-Fact

EXHIBIT INDEX

4.1	1993B Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-63042, by reference to Exhibit 4 to Registrant's Registration Statement on Form S-3, Registration No. 33-96140, and by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
4.2	1999 Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4, Registration No. 333-82937).
5.1	Opinion of Stoel Rives LLP.
23.1	Consent of PricewaterhouseCoopers LLP (Portland).
23.2	Consent of PricewaterhouseCoopers LLP (San Francisco).
23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.